Harley-Davidson Insider Trading Policy
WHY THIS IS IMPORTANT
Our commitment to fair and ethical business practices requires compliance with laws and regulations regarding insider trading in Securities (such as U.S. federal securities laws) and the fair disclosure of information to investors. Insider trading activities can erode trust with our stakeholders and damage our collective reputation. The consequences of non-compliance are severe and can include disciplinary action, criminal prosecution and significant civil penalties.
Because the Company’s Securities are publicly traded, there are certain important restrictions and limitations imposed by U.S. federal securities laws relating to trading in Company Securities and disclosing information regarding the Company. Given the severity of the possible consequences, both for you and the Company, it is important that you comply with the obligations outlined in this Policy.
This Policy applies to all:
•Employees of Harley-Davidson, Inc. and its subsidiaries, members of the Company’s Board of Directors and third parties representing Harley-Davidson, Inc. and its subsidiaries.
•Family Members residing with employees or directors.
Policy Exceptions
This Policy does not apply to:
•Transactions of Company Securities under a Rule 10b5-1 Plan, set up in compliance with this Policy.
•Choosing to withhold shares to satisfy tax withholding requirements.
•Scheduled payroll deductions for Company Securities purchases pursuant to retirement plan contributions or an employee stock purchase plan.
•Receipt of Company Securities when restrictions on certain stock or stock units lapse, or when stock options are exercised within 30 days of the options expiring. Any subsequent sale or other disposition of Company Securities is subject to this Policy.

DEFINITIONS
Covered Officer means Harley-Davidson's Chief Executive Officer, Chief Financial Officer, any employee at a level equivalent to Vice President or higher in charge of a principal business unit, division or function and any person who performs significant policy-making functions as determined by the Board of Directors.
Family Members includes a spouse, domestic partner, parent, child, sibling, grandparent, grandchild, aunt, uncle, niece, nephew, cousin, stepchild,
stepparent,    stepsibling,    in-law,
someone living in your household, anyone you are dependent upon or anyone dependent upon you.
Insider is an individual with access to Material Non-Public Information due to their position with the Company.
Material Non-Public Information (MNPI) is any information about the Company that has not been widely disseminated to the public by the Company that would reasonably affect an investor’s decision to buy, sell or hold Company Securities. It also includes any information about another company that has not been widely disseminated to the public by the other company that would reasonably affect an investor’s decision to buy, sell or hold Securities of the other company. This includes individual information that, on its own, is immaterial but aggregated with other individually immaterial information is material.

HOW WE DO IT
We do not use MNPI to make trading decisions involving Company Securities or any other company’s Securities. Additionally, we do not encourage others to do so. Examples of MNPI include financial results, guidance, earnings results, anticipated mergers or acquisitions, senior management changes, production forecasts, facility expansions or closings, pending recalls and new products or services.
Before we trade in Securities, we also think about whether we would be comfortable with regulators knowing about the Transaction. In all cases, the responsibility for trading in Securities, including determining whether you are in possession of MNPI, rests with you, and any action on the part of the Company, the Chief Legal Officer or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate you from liability under applicable Securities laws.
Trading Blackouts
Certain employees, based on their Insider status, are subject to a quarterly Trading Blackout and may only trade in Company Securities during an Open Window. Additionally, an event may occur that is material to the Company and is known by only a few employees or directors, which may result in an event-specific Trading Blackout. Employees and directors subject to an event-specific Trading Blackout will receive an email notification from the Legal Department.
Employees subject to a Trading Blackout:
•Should not trade in Company Securities during a Trading Blackout and should contact the Legal Department with any questions.
•Should not share with others that they are under a Trading Blackout
DEFINITIONS
Open Window Period is the time period when employees and directors who are subject to a Trading Blackout may trade.
Pre-clearance is the required review conducted by the Office of the Chief Legal Officer of requests to complete Transactions of Company Securities for directors and certain employees because of their regular access to MNPI.
Rule 10b5-1 Plan (Plan) is a written Plan that complies with the U.S. Securities and Exchange Commission (SEC) requirements that enables employees and directors to sell or buy Company Securities where the price, amount and sales dates are generally specified in advance.
Securities    refers    to    financial
instruments such as company stocks and debt securities.
Tipping is sharing MNPI, making recommendations or giving trading advice while aware of MNPI (apart from advising others not to trade so that they do not violate this Policy).
Trading Blackout is a period during which there is a ban on trading in Company Securities by employees who are likely to have access to MNPI and directors, such as prior to the Company’s quarterly earnings.
Transactions include purchases, sales, gifts or other transfers of Securities.

Harley-Davidson Insider Trading Policy

Pre-clearance for Transactions of Company Securities
Certain employees, as notified by the Office of the Chief Legal Officer, must obtain Pre-clearance approval prior to trading in Company Securities. Covered Officers and directors must always obtain Preclearance approval prior to trading in Company Securities.
Rule 10b5-1 Plans
A Rule 10b5-1 Plan (“Plan”) may be available to an employee or director only upon the prior written approval of the Chief Legal Officer and only if the Plan meets the requirements of SEC Rule 10b5-1. A Plan may be established only during those periods when the employee or director is otherwise eligible to engage in Transactions of Company Securities.
Rule 10b5-1 requirements:
•Directors and Section 16 Officers are eligible to enter into a Plan. On a limited basis and as dictated by the circumstances, other persons may be eligible to enter into a Plan at the sole discretion of the Chief Legal Officer.
•A Plan must be entered into at a time when the person entering into the Plan is not in possession of any of MNPI and must be properly submitted to the Office of the Chief Legal Officer within the first 7 days of a trading window.
•A Plan may only be applied to shares held at the financial institution currently managing the Harley-Davidson equity programs (Charles Schwab is the financial institution as of the date this Policy is issued).
•Anyone entering into a Plan must represent that they are not aware of any MNPI about the Company or its Securities and that they are adopting the Plan in good faith and not as a scheme to evade prohibitions of Rule 10b5-1 or the requirement set forth in this Policy.
•Anyone entering into a Plan must wait to begin trading under a Plan until the later of 90 days after the adoption of the Plan or two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the fiscal quarter in which the Plan was adopted, subject to a maximum cooling-off period of 120 days after adoption of the Plan.
•An amendment of an existing Plan is treated the same as the adoption of a new Plan.
•No one may have more than one Plan in place at the same time.
•Once a Plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of the trade.
•Entering into a Plan is voluntary and at the sole discretion of the employee entering into the Plan. No cause of action shall exist against the Company, or any current or former employee or Director, as a result of any losses sustained in any way pursuant to any Plan.
•Although the Chief Legal Officer or their designee will review and approve all Rule 10b5-1 Plans, compliance with this Policy, Rule 10b5-1, and any other applicable laws or regulations, and the execution of transactions pursuant to a Plan, are the sole responsibility of the eligible individual initiating such Plan.

Harley-Davidson Insider Trading Policy
•While no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required, the Office of the Chief Legal Officer must be notified immediately upon any trade occurring under a Rule 10b5-1 Plan in order to assist with disclosure obligations relating to each trade.
•A Plan may be terminated at any time. However, anyone who terminates a Plan may not establish another Plan for a minimum of ninety (90) days. A Plan may be amended if: (1) approved in advance by the Chief Legal Officer in writing, (2) the amendment provides that no transaction is to be initiated under the Plan for a period of at least ten (10) business days following the date of the amendment, and (3) the proposed amendment is submitted during the first seven days of an open trading window.
•The Plan must either specify the amount, pricing and timing of Transactions of Company Securities in advance, or delegate discretion on these matters to an independent third party.
Post-Termination Transactions
Many of the provisions of this Policy continue to apply to Transactions of Company Securities even after termination of employment or service with the Company. If you are in possession of MNPI when your employment or service with the Company terminates, you may not trade in Company Securities until that MNPI has become public or is no longer material. However, Trading Blackouts and Pre-clearance will generally cease to apply after your employment with the Company terminates. Covered Officers and directors may be subject to additional Securities law restrictions for up to six months from the termination of their Insider status.
WE DO:
•Buy, sell or otherwise transfer Securities only in compliance with this Policy.
•Handle MNPI and requests for MNPI with caution.
•Share MNPI only with those who have a business need to know it and in compliance with this Policy and the Managing Disclosure of Material Information Policy.
•Maintain our obligations regarding MNPI when we leave the Company and continue not to trade in Company Securities while in possession of MNPI.
•Speak up if we have any questions or concerns about MNPI.

Harley-Davidson Insider Trading Policy

WE DO NOT:
•Trade Company Securities while in possession of Company MNPI.
•Trade in the Securities of other companies using MNPI obtained through our affiliations with the Company.
•Engage in Tipping.
•Engage in trading or any other action to take personal advantage of MNPI—even if the trading was planned before knowing about the MNPI or if the trading means losing money.
•Conduct short-term or speculative transactions in Company Securities, which include:
oShort sales of Company stock such as a “sale against the box” (a sale with delayed delivery).
oPuts, calls or other derivative instruments in connection with Company Securities, on an exchange or in any other organized market.
oHedging transactions against Company Securities such as zero-cost collars, forward sale contracts or other transactions.
oHolding Company Securities in margin accounts or pledging Company Securities as collateral for a loan.
HAVE A QUESTION?
If you have any questions or concerns about this Policy or MNPI, or notice any activity that you suspect goes against this Policy or insider trading regulations, please reach out to the Legal Department.
For further information, please see the Harley-Davidson Code of Conduct, Managing Disclosure of Material Information Policy, Electronic Communications Policy and Records & Information Management Policy. You can also contact our Code of Conduct Helpline anytime through the website at www.h-dcodehelpline.com or by phone at 855-318-5389 (for international numbers, check the Code of Conduct).

Harley-Davidson Insider Trading Policy

WHERE THE RUBBER MEETS THE ROAD
Q: I have learned that one of our suppliers is about to close a large number of their manufacturing facilities, and this will decrease the value of their company’s stock. Can I warn my Family Members who have shares in the supplier’s company so that they can sell their stock in the supplier before the value drops?
A: No. You can’t make recommendations or give trading advice to others while aware of MNPI. Doing so would violate this Policy and the law.
Q: I want to gift some of my Company Securities to my children. Does this Policy apply to gifting Company Securities?
A: Yes. Gifting Company Securities is considered a Transaction involving Company Securities and subject to this Policy.
Q: How will I know if I am subject to a Trading Blackout or an event-specific Trading Blackout?
A: If you are subject to the quarterly Trading Blackout, you will receive an email from the Legal Department notifying you of the Open Window. If you receive the Open Window email, it means you can only make Transactions involving Company Securities during the Open Window period noted in the email or until further notice from the Legal Department. You cannot make any Transactions involving Company Securities outside of the Open Window.
If you are subject to an event-specific Trading Blackout, you will receive an email from the Legal Department notifying you of the event-specific Trading Blackout. Event-specific Trading Blackouts will remain in effect until you receive a subsequent email from the Legal Department notifying you that the event-specific Trading Blackout has been lifted.
Q: I am subject to a Trading Blackout. If it is still in place when my employment with the Company ends, can I sell my Company Securities after I leave the Company?
A: Many of the provisions of this Policy continue to apply to Transactions even after termination of your employment with the Company. If you are in possession of MNPI when your employment with the Company terminates, you may not trade in Company Securities until that MNPI has become public or is no longer material. The responsibility for determining whether you are in possession of MNPI rests with you.